Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

AND DECLARES THIRD QUARTER DIVIDEND

Second Quarter Highlights

•	Worldwide net sales flat;

•	North American[1] gross sales up 1% and International gross sales down 1%;

•	Worldwide gross sales by core brands: Barbie® up 5%; Hot Wheels® up 11%; Fisher-Price® up 2% and American Girl® up 3%;

•	Gross margin increased 340 basis points of net sales; SG&A increased 180 basis points of net sales;

•	Operating income of $131.4 million compared to operating income of $109.3 million in the second quarter of 2011; and

•	Earnings per share of $0.28 vs. prior year earnings per share of $0.23.

Capital Deployment

•	Board declared 2012 third quarter cash dividend of $0.31 per share, reflecting an annualized dividend of $1.24 per share; and

•	The Company repurchased 70,000 shares of its common stock during the second quarter at a cost of approximately $2 million.

EL SEGUNDO, Calif., July 17, 2012 – Mattel, Inc. (NASDAQ: MAT) today reported 2012 second quarter financial results. For the quarter, the Company reported net income of $96.2 million, or $0.28 per share, compared to last year’s second quarter net income of $80.5 million, or $0.23 per share.

“In the second quarter, we delivered solid performance as we continued to build momentum with key brands, such as Barbie, Monster High, American Girl and Hot Wheels, as well as the Batman – The Dark Night Rises property, despite a continued cautious global retail environment and a strengthening U.S. dollar,” said Bryan G. Stockton, Mattel Chief Executive Officer. “As we look forward, we remain focused on executing our portfolio of strong brands, countries and customers to deliver in the all-important holiday season.”

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[1]	Consists of the North America Division (U.S. & Canada) and American Girl

Mattel Reports Second Quarter 2012 Results/Page 2 2 2

Financial Overview

For the quarter, net sales were $1.16 billion, flat compared to last year, including an unfavorable change in currency exchange rates of 4 percentage points. On a regional basis, second quarter gross sales increased 1% in the North American region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. For the International region, gross sales decreased 1%, including an unfavorable impact of currency exchange rates of 10 percentage points. Operating income for the quarter was $131.4 million, compared to prior year’s operating income for the quarter of $109.3 million.

The Company’s debt-to-total-capital ratio was 38.1%. For the first half of the year, the Company’s cash and equivalents declined by approximately $997 million, compared with a decline of approximately $863 million in last year’s first half.

For the first half of the year, cash flows used for operating activities were approximately $61 million, a decrease of $166 million compared to approximately $227 million of cash flows used for operating activities in the first half of 2011. The decrease is primarily due to lower working capital usage. Cash flows used for investing activities were approximately $816 million, an increase of $772 million, driven primarily by the acquisition of HIT Entertainment. Cash flows used for financing and other activities were approximately $120 million, a decrease of $472 million, compared to approximately $592 million in 2011, primarily due to the 2011 repayments of long-term debt and lower share repurchases.

Capital Deployment

The Company announced today that its Board of Directors declared a third quarter cash dividend of $0.31 per share on the Company’s common stock. The dividend will be payable on Sept. 21, 2012, to stockholders of record on Aug. 29, 2012. The dividend is the third of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $1.24 per share, which represents a 35% increase to last year’s total dividends. During the second quarter of 2012, the Company repurchased 70,000 shares of its common stock at a cost of approximately $2 million.

Sales by Brand

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for Mattel Girls & Boys Brands were $781.6 million, down 1% versus the prior year. Worldwide gross sales for the Barbie brand were up 5%. Worldwide gross sales for Other Girls Brands were up 96%, primarily driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels, Matchbox® and Tyco R/C® brands, were up 9%, primarily driven by Hot Wheels. Worldwide gross sales for the Entertainment business, which also includes Radica® and Games, were down 36%, primarily driven by decreases in the CARS 2® movie property.

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Mattel Reports Second Quarter 2012 Results/Page 3 3 3

Fisher-Price Brands

Second quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $407.3 million, or up 2% versus the prior year, driven by strength in Fisher-Price Friends with the addition of the HIT Entertainment portfolio and Disney’s Jake and the Never Land Pirates property.

American Girl Brands

Second quarter gross sales for American Girl Brands, which offers American Girl branded products directly to consumers, were $68.7 million, up 3% versus the prior year, primarily driven by strong sales of McKenna™, the 2012 Girl of the Year.

Live Webcast

Mattel will webcast its 2012 second quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the Company’s corporate website: http://corporate.mattel.com. To listen to the live call, log on to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, July 20 at midnight Eastern time and may be accessed by dialing + (404) 537-3406. The passcode is 91283277.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel:

Mattel, Inc. (NASDAQ: MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Thomas & Friends®, Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fifth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: http://www.facebook.com/mattel.

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Note: This press release contains forward-looking statements relating to the Company’s expected financial performance and expected quarterly cash dividend payments in 2012. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2012, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

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MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2012		2011		Yr / Yr % Change	2012		2011		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,158.7		$1,161.7		0%	$2,087.2		$2,113.5		-1%
Cost of sales	564.2	48.7%	605.5	52.1%	-7%	1,019.3	48.8%	1,084.1	51.3%	-6%

Gross Profit	594.5	51.3%	556.2	47.9%	7%	1,067.9	51.2%	1,029.4	48.7%	4%
Advertising and promotion expenses	112.4	9.7%	116.2	10.0%	-3%	210.3	10.1%	218.0	10.3%	-4%
Other selling and administrative expenses	350.7	30.3%	330.7	28.5%	6%	697.4	33.4%	665.4	31.5%	5%

Operating Income	131.4	11.3%	109.3	9.4%	20%	160.2	7.7%	146.0	6.9%	10%
Interest expense	21.5	1.9%	17.6	1.5%	22%	42.6	2.0%	36.5	1.7%	17%
Interest (income)	(1.9)	-0.2%	(2.5)	-0.2%	-21%	(3.7)	-0.2%	(5.6)	-0.3%	-34%
Other non-operating expense (income), net	0.4		(0.7)			(0.2)		(1.0)

Income Before Income Taxes	111.4	9.6%	94.9	8.2%	17%	121.5	5.8%	116.1	5.5%	5%
Provision for income taxes	15.2		14.4			17.5		19.0

Net Income	$96.2	8.3%	$80.5	6.9%	19%	$104.0	5.0%	$97.1	4.6%	7%

Net Income Per Common Share - Basic	$0.28		$0.23			$0.30		$0.27

Average Number of Common Shares	341.3		347.1			340.2		348.1

Net Income Per Common Share - Diluted	$0.28		$0.23			$0.30		$0.27

Average Number of Common and Potential Common Shares	345.6		350.9			344.6		351.7

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2012		2011		2012		2011
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$781.6		$790.0		$1,403.9		$1,440.9
% Change		-1%		22%		-3%		19%
Pos./(Neg.) Impact of Currency (in % pts)		-6		6		-4		4

Fisher-Price Brands	407.3		400.0		717.4		709.8
% Change		2%		4%		1%		1%
Pos./(Neg.) Impact of Currency (in % pts)		-3		3		-3		2

American Girl Brands	68.7		66.4		144.7		139.4
% Change		3%		13%		4%		8%
Other	9.1		7.8		17.9		15.2

Gross Sales	$1,266.7		$1,264.2		$2,283.9		$2,305.3

% Change		0%		15%		-1%		12%
Pos./(Neg.) Impact of Currency (in % pts)		-5		5		-3		3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,266.7		$1,264.2		$2,283.9		$2,305.3
Sales Adjustments	(108.0)		(102.5)		(196.7)		(191.8)

Net Sales	$1,158.7		$1,161.7		$2,087.2		$2,113.5

% Change		0%		14%		-1%		11%
Pos./(Neg.) Impact of Currency (in % pts)		-4		5		-3		3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At December 31,
	2012	2011	2011
(In millions)	(Unaudited)

Assets
Cash and equivalents	$372.3	$418.5	$1,369.1
Accounts receivable, net	981.7	1,012.0	1,246.7
Inventories	746.7	783.5	487.0
Prepaid expenses and other current assets	418.3	317.1	340.9

Total current assets	2,519.0	2,531.1	3,443.7
Property, plant, and equipment, net	562.3	513.8	523.9
Other noncurrent assets	2,498.3	1,752.8	1,704.0

Total Assets	$5,579.6	$4,797.7	$5,671.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$42.3	$—	$8.0
Current portion of long-term debt	400.0	10.0	50.0
Accounts payable and accrued liabilities	777.8	871.1	953.8
Income taxes payable	16.1	17.5	27.1

Total current liabilities	1,236.2	898.6	1,038.9
Long-term debt	1,150.0	950.0	1,500.0
Other noncurrent liabilities	602.6	482.2	522.1
Stockholders’ equity	2,590.8	2,466.9	2,610.6

Total Liabilities and Stockholders’ Equity	$5,579.6	$4,797.7	$5,671.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2012	2011

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	76	78
Total debt outstanding	$1,592.3	$960.0
Total debt-to-total capital ratio	38.1%	28.0%

	Six Months Ended June 30,
(In millions)	2012 (a)	2011

Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(61)	$(227)
Cash flows (used for) investing activities	(816)	(44)
Cash flows (used for) financing activities and other	(120)	(592)

Decrease in cash and equivalents	$(997)	$(863)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.